Exhibit 10.19

January 27, 2022

Ed Swenson

Dynasty Financial Partners. LLC

200 Central Avenue

St. Petersburg, Florida 33701

Dear Ed:

This letter confirms our mutual understanding regarding your employment following the consummation of the initial public offering of Class A common stock (the “IPO”) of Dynasty Financial Partners Inc., a Delaware corporation (“Dynasty” and together with its subsidiaries and affiliates, the “Company”). This letter is conditioned upon the occurrence of the IPO and will become effective as of the date of the IPO (the “IPO Date”). If the IPO does not occur for any reason, or your employment with the Company terminates for any reason prior to the IPO Date, then this letter will be null and void and of no force or effect.

You hereby acknowledge and agree that upon the IPO Date, the Employment Agreement between you and Dynasty Financial Partners, LLC, dated as of February 12, 2014 (the “Employment Agreement”) will terminate and be of no force and effect. Notwithstanding the termination of the Employment Agreement, on and following the IPO Date you will continue to be employed by the Company as Chief Operating Officer on an “at will” basis.

You further acknowledge and agree that the termination of the Employment Agreement will not entitle you to any payments or benefits derived therefrom and that, following the IPO Date, as a Company employee your compensation and benefits, including severance benefits, if any, will be governed by the Company’s plans and programs applicable to senior executives as in effect from time to time and which may be modified by the Company’s management on approval of the Board of Directors.

This letter may not be amended except by a writing executed by the parties hereto. This letter will be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflicts of law.

If you agree that this letter correctly memorializes our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Sincerely,

Dynasty Financial Partners, LLC

By:	/s/ Jonathan Morris
	Name:	Jonathan Morris
	Title:	General Counsel

Accepted and Agreed:

/s/ Ed Swenson
Ed Swenson

Date:      January 27, 2022

Cc: Mason Salit